Exhibit 12.1
Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

June 22, 2026
Arrived Debt Fund, LLC 1700 Westlake Ave North, Suite 200 Seattle, WA 98109
Re:
Securities Qualified under Post-Qualification Amendment on Form 1-A
We have acted as counsel to you in connection with your June 22, 2026 filing with the Securities and Exchange Commission of a Post-Qualification Amendment on Form 1-A (as amended or supplemented, the “Post-Qualification Amendment”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Post-Qualification Amendment and the offering by Arrived Debt Fund, LLC, a Delaware limited liability company (the “Company”), of up to $32,700,000 in the Company’s common shares representing limited liability company interests of the Company (the “Shares”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware Limited Liability Company Act.
Based on the foregoing, we are of the opinion that, upon issuance and delivery by the Company against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included as Exhibit 4.1 to the Post-Qualification Amendment, the Shares will be validly issued and holders of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.
We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Post-Qualification Amendment and to the references to our firm under the caption “Legal Matters” in the Post-Qualification Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER llp